UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 29, 2008

PACIFIC SUNWEAR OF CALIFORNIA, INC.
(Exact Name of Registrant as Specified in Charter)

California	0-21296	95-3759463
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3450 East Miraloma Avenue		92806-2101
Anaheim, CA		(Zip Code)
(Address of principal executive offices)
(714) 414-4000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities
Item 2.06. Material Impairments
SIGNATURE

Item 2.05. Costs Associated with Exit or Disposal Activities.
On April 29, 2008, Pacific Sunwear of California, Inc. (the “Company”) entered into a Purchase and Sale Agreement with Panattoni Development Company, Inc. to sell the Company’s Anaheim distribution center located at 3454 E. Miraloma Avenue in Anaheim, California (the “Distribution Center”) for $35 million, subject to certain conditions at closing, including completing the subdivision of the parcel on which the Distribution Center is located. Assuming all conditions to closing are met, the Company expects that the transaction will close by the end of fiscal 2008. The sale of the Distribution Center is part of the Company’s previously announced plans to consolidate all of its distribution functions within its Olathe, Kansas distribution facility. The consolidation process has been completed and all of the Company’s distribution functions are currently operating from the Olathe, Kansas distribution facility.
Upon the closing of the transaction, the Company estimates that it will record a pre-tax gain on the sale of the Distribution Center of approximately $26 million, or $0.23 per diluted share, which equals the difference between the contractual sales price less commissions and the net book value of the Distribution Center. In addition, in the first quarter of fiscal 2008, the Company expects to record a pre-tax, non-cash impairment charge of approximately $8 million, or $0.07 per diluted share, related to materials handling equipment that was not included as part of the sale. No future cash expenditures are anticipated with respect to this impairment charge. The impairment charge was not reflected in the Company’s previously given earnings guidance for the first quarter of fiscal 2008.
Item 2.06. Material Impairments.
The disclosure required by this item is included in Item 2.05 of this Current Report on Form 8-K and is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2008	Pacific Sunwear of California, Inc.

/s/ MICHAEL L. HENRY Michael L. Henry Senior Vice President, Chief Financial Officer